EXHIBIT 10.1

EMPLOYMENT AGREEMENT

AGREEMENT made and entered into by and between Stanadyne Corporation (the “Company”), a Delaware corporation with its principal place of business at 92 Deerfield Road, Windsor, Connecticut and M. David Jones, of 950 North Michigan Avenue, Chicago, Illinois (the “Executive”), effective as of the 10th day of January, 2006.

WHEREAS, the operations of the Company and its Affiliates are a complex matter requiring direction and leadership in a variety of arenas, including financial, strategic planning, regulatory, community relations and others;

WHEREAS, the Executive is possessed of certain experience and expertise that qualify him to provide the direction and leadership required by the Company and its Affiliates; and

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company therefore wishes to employ the Executive as its President and Chief Executive Officer and the Executive wishes to accept such employment;

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts employment.

2. Term. The term of the Executive’s employment hereunder shall commence as of January 10, 2006 and shall continue until termination as hereafter provided. The Executive may be terminated by the Company at will at any time subject to the provisions of Section 5 below. The term of this Agreement is hereafter referred to as “the term of this Agreement” or “the term hereof”.

3. Capacity and Performance.

(a) During the term hereof, the Executive shall serve the Company as its President and Chief Executive Officer, subject to his appointment by the Board of Directors of the Company (the “Board”) as a condition precedent to the effectiveness of this Agreement. In addition, during the term hereof and without further compensation, the Executive shall serve as a director of the Company, if so elected or appointed from time to time.

(b) During the term hereof, the Executive shall be employed by the Company on a full-time basis and shall have such authority and perform such duties and responsibilities on behalf of the Company and its Affiliates as may be designated from time to time by the Board or by its designees consistent with the authority, duties and responsibilities of his position as President and Chief Executive Officer.

(c) During the term hereof, the Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in advance by the Board in writing; provided, however, that after January 10, 2007, the Executive may serve on the board of directors of one for-profit business enterprise provided that such activities do not interfere with his services for the Company. In addition, the Executive may participate in church, charity and civic activities provided that such activities do not interfere with his services for the Company.

4. Compensation and Benefits. As compensation for all services performed by the Executive under and during the term hereof and subject to performance of the Executive’s duties and of the obligations of the Executive to the Company and its Affiliates, pursuant to this Agreement or otherwise:

(a) Base Salary. During the term hereof, the Company shall pay the Executive a base salary at the rate of Four Hundred Fifty Thousand Dollars ($450,000.00) per annum, payable in accordance with the payroll practices of the Company for its executives and subject to increase (but not decrease) from time to time by the Board, in its discretion. Such base salary, as from time to time increased, is hereafter referred to as the “Base Salary”.

(b) Annual Bonus Compensation. During the term hereof, the Executive will be eligible to earn an annual target bonus of 100% of Base Salary, subject to the achievement of performance targets (including, without limitation operating cash flow performance targets) set by the Board, after consultation with the Executive, and subject further to the terms of the Company’s incentive program for senior executives as in effect from time to time (the “Bonus Plan”). The amount of any bonus awarded shall be determined by the Board, based upon the achievement of the performance targets and the terms and conditions of the Bonus Plan, after the completion of the Company’s annual audit and the Board’s review thereof; provided, however, that such bonus, if any, shall be payable not later than two and one-half months following the end of the fiscal year for which the bonus was earned or as soon as administratively practicable within the meaning of Section 409A of the Internal Revenue Code and the regulations promulgated thereunder. However, for fiscal year 2006, the Executive shall receive a bonus of not less than Two Hundred Twenty-Five Thousand Dollars ($225,000.00). Except as otherwise expressly provided under this Agreement or the Bonus Plan, the Executive shall not be entitled to earn bonus compensation pro-rata for any period of service less than a full year.

(c) Stock Options. Subject to the approval of the Board, the Executive shall be granted options to purchase 3,500,000 shares of common stock of Stanadyne Holdings, Inc. at a purchase price of $0.67 per share, subject to the terms and conditions set forth in any applicable option certificate, in the 2004 Equity Incentive Plan (the “Plan”), and in any applicable stockholders’ agreement. On the Executive’s first day of employment, 875,000 of the options shall vest. As more fully described in the option certificate, the remaining options shall vest in three (3) equal installments of 875,000 options each, subject to achievement of annual EBITDA performance targets for 2006, 2007 and 2008 set by the Board and provided that the Executive is still employed by the Company on each such date. Upon the occurrence of a Covered Transaction (as defined in the Plan) or an initial public offering, all unvested options granted pursuant to this paragraph 4.c shall vest and become immediately exercisable.

(d) Co-Investment Rights. During the term hereof, subject to all policies, agreements, plans, and conditions that are generally applicable to such investments, as determined by the Board, you will be offered the opportunity to invest in the equity of buyout transactions completed by Kohlberg & Co., LLC. In particular, you will be offered the opportunity to purchase up to Two Million Dollars ($2,000,000.00) of common stock of Stanadyne Holdings, Inc. at a purchase price of $0.67 per share; provided, however, that you must purchase such shares no later than March 31, 2006.

(e) Vacations. During the term hereof, the Executive shall be entitled to four (4) weeks of vacation per annum, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company.

(f) Other Benefits. During the term hereof and subject to any contribution therefor generally required of employees of the Company, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are in a category of benefit otherwise provided to the Executive. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies and (iii) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan. The Company may alter, modify, add to or delete its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive.

(g) Business Expenses. The Company shall pay or reimburse the Executive for reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to such reasonable substantiation and documentation as may be specified by the Board or Company policy from time to time.

(h) Car Allowance. During the term hereof, the Company will pay the Executive an automobile allowance of Eight Hundred Dollars ($800.00) per month.

(i) Transition Expenses. The Company shall reimburse the Executive up to Ten Thousand Dollars ($10,000) for legal expenses incurred in connection with the review of this Agreement and related documents. Executive shall be entitled to receive relocation benefits in accordance with the Company’s relocation policy.

5. Termination of Employment and Severance Benefits. The Executive’s employment hereunder shall terminate under the following circumstances:

(a) Death. In the event of the Executive’s death during the term hereof, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate: (i) any Accrued Benefits; and (ii) a lump sum, payable at the time bonuses are normally paid to executives of the Company, equal to a pro rata share of the bonus, if any, due the Executive pursuant to Section 4.b hereof for the fiscal year in which death occurs (determined by pro rating the bonus for the fiscal year in which death occurs through the date of death). The Company shall have no further obligation or liability to the Executive.

(b) Disability.

(i) The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder for (x) one hundred and eighty (180) consecutive calendar days or (y) two hundred and ten (210) total days during any period of three hundred and sixty-five (365) consecutive calendar days. The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability.

(ii) If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

(iii) Upon the giving of notice of termination of the Executive’s employment hereunder, the Company shall have no further obligation or liability to the Executive, other than for: (x) Accrued Benefits; and (y) subject to any employee contribution applicable to active employees generally, for the six-month period immediately following the date of termination, the continued payment of the cost of the Executive’s participation in the Company’s group medical and dental insurance plans, provided that the Executive is entitled to continue such participation under the applicable law and plan terms.

(c) By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its judgment, shall constitute Cause for termination:

(i) willful misconduct of the Executive with regard to the Company which constitutes a material breach of any of his obligations hereunder or under any other written agreement with the Company, which breach has not been cured within fifteen (15) days after written notice by the Board to the Executive;

(ii) fraud, embezzlement, theft or other material dishonesty by the Executive with respect to the Company or any of its Affiliates;

(iii) the Executive’s material breach of his fiduciary duties as an officer or manager of the Company or any of its Affiliates, or as an officer, trustee, director or other fiduciary of any pension or benefit plan of the Company or its Affiliates or willful misconduct which has, or could reasonably be expected to have, a material adverse effect upon the business, interests or reputation of the Company or any of its Affiliates, which breach or conduct has not been cured within fifteen (15) days after written notice by the Board to the Executive;

(iv) the Employee’s indictment for, or a plea of nolo contendere to, any felony; or

(v) refusal or willful failure by the Executive to attempt in good faith to follow or carry out the reasonable written instructions of the Board, which failure does not cease within fifteen (15) days after written notice of such failure is given to the Executive by the Board.

For purposes of this Section 5.c, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.

Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation or liability to the Executive, other than for Accrued Benefits.

(d) By the Company without Cause. The Company may terminate the Executive’s employment hereunder without Cause at any time upon notice to the Executive. In the event of such termination, and provided that no benefits are payable to the Executive under a separate severance agreement or an executive severance plan as a result of such termination, then, in addition to Accrued Benefits, until the conclusion of a period of eighteen (18) months following the date of termination, the Company shall continue to pay the Executive his Base Salary at the rate in effect on the date of termination and, subject to any employee contribution applicable to active employees generally, shall continue to pay the cost of the Executive’s participation in the Company’s group medical and dental insurance plans, provided that the Executive is entitled to continue such participation under applicable law and plan terms (the “Severance Benefit”). In addition, if the Executive is terminated without Cause on or before January 10, 2008, the Company will reimburse the Executive for reasonable expenses incurred in his relocating to the Chicago, Illinois area.

(e) By the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason. The following shall constitute Good Reason for termination by the Executive:

(i) a material and adverse reduction by the Company in the degree of responsibility, duties or authority of the Executive, which reduction shall continue for fifteen (15) days after written notice by the Executive to the Board;

(ii) any adverse change in the Executive’s then positions or titles (including, without limitation, his involuntary removal from the Board);

(iii) the Company’s material breach of any written agreement entered into between the Company and the Executive, which breach remains uncured for fifteen (15) days after written notice by the Executive to the Board;

(iv) the Company’s failure to pay the Executive’s then current Base Salary in accordance with the Company’s payroll practices within thirty (30) days of being due; or

(v) failure of any successor to the Company to assume in a writing delivered to the Executive upon the assignee becoming such, the obligations of the Company hereunder.

In the event of Executive’s termination as a result of an event described in subsections (i) or (ii) above, Executive must give the Board written notice of such event within sixty (60) days after the occurrence of such event in order for such termination to be deemed to be for Good Reason. In the event of termination in accordance with this Section 5.e, and provided that no benefits are payable to the Executive under a separate severance agreement or an executive severance plan as a result of such termination, then, in addition to Accrued Benefits, the Executive shall be entitled to receive the Severance Benefit.

(f) By the Executive Without Good Reason. The Executive may terminate his employment hereunder at any time upon sixty (60) days’ notice to the Company, unless such termination would violate any obligation of the Executive to the Company under a separate severance agreement. In the event of termination of the Executive pursuant to this Section 5.f, the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive his Base Salary for the notice period (or for any remaining portion of the period). The Company shall have no further obligation or liability to the Executive other than for Accrued Benefits.

6. Effect of Termination. The provisions of this Section 6 shall apply to termination pursuant to Section 5 or otherwise.

(a) Payment by the Company of the Accrued Benefits that may be due the Executive in each case under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company to the Executive. In order to receive the Severance Benefit, the Executive must execute a Separation Agreement which includes a General Release of Claims in a form acceptable to the Company.

(b) Except as required by law or as expressly stated in this Agreement, benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive’s employment.

(c) Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable fully to accomplish the purposes of such provision, including without limitation the obligations of the Executive under Sections 7, 8 and 9 hereof. The obligation of the Company to pay the Severance Benefit is expressly conditioned upon the Executive’s continued full performance of obligations under Sections 7, 8 and 9 hereof. The Executive recognizes that, except as expressly provided in Sections 5.a, 5.d or 5.e, no compensation is earned or due after termination of employment.

(d) In the event that the Executive’s employment hereunder is terminated at a time when the Company is publicly traded (as defined in Section 409A of the Internal Revenue Code of 1986) as amended, any amounts payable hereunder that would otherwise be considered deferred compensation subject to the additional twenty percent (20%) tax imposed by such Section 409A if paid within six (6) months following the date of termination of Executive’s employment shall be paid at the later of the time otherwise provided in the applicable subparagraph of Section 5 or the time that will prevent such amounts from being subject to such 20% tax.

(e) In the event that it is determined that any payment or benefit provided by the Company to or for the benefit of the Executive, either under this Agreement or otherwise, will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any successor provision(s) (“Section 4999”), the Company will, prior to the date on which any amount of the excise tax must be paid or withheld, make an additional lump-sum payment (the “Gross-up Payment”) to the Executive in an amount sufficient, after giving effect to all federal, state and other taxes and charges (including interest and penalties, if any) with respect to the gross-up payment, to make the Executive whole for all taxes (including withholding taxes) and any associated interest and penalties, imposed under or as a result of Section 4999. Determinations under this Section 6.e will be made by an accounting firm engaged by the Company (the “Firm”). The determinations of the Firm will be binding upon the Company and the Executive except as the determinations are established in resolution (including by settlement) of a controversy with the Internal Revenue Service to have been incorrect. All fees and expenses of the Firm will be paid by the Company. If the Internal Revenue Service asserts a claim that, if successful, would require the Company to make a Gross-up Payment or an additional Gross-up Payment, the Company and the Executive will cooperate fully in resolving the controversy with the Internal Revenue Service. The Company will make or advance such Gross-up Payments as are necessary to prevent the Executive from having to bear the cost of payments made to the Internal Revenue Service in the course of, or as a result of, the controversy. The Firm will determine the amount of such Gross-up Payments or advances and will determine after final resolution of the controversy whether any advances must be returned by the Executive to the

Company. The Company will bear all expenses of the controversy and will gross the Executive up for any additional taxes that may be imposed upon the Executive as a result of its payment of such expenses.

7. Confidential Information.

(a) The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that the Executive may develop Confidential Information for the Company or its Affiliates and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall never disclose to any Person (except as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates), or use for his own benefit or gain, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

(b) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive’s possession or control.

8. Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered “work made for hire”.

9. Restricted Activities. The Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

(a) While the Executive is employed by the Company and for a period of twelve (12) months after his employment terminates (the “Non-Competition Period”), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates anywhere in the United States. Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of its Affiliates. Restricted activity includes without limitation accepting employment or a consulting position with any Person who is, or at any time within twelve (12) months prior to termination of the Executive’s employment has been, a customer of the Company or any of its Affiliates. For the purposes of this Section 9, the business of the Company and its Affiliates shall include, without limitation, all Products and the Executive’s undertaking shall encompass all items, products and services that may be used in substitution for Products.

(b) The Executive agrees that, during his employment with the Company, he will not undertake any outside activity, whether or not competitive with the business of the Company or its Affiliates, that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company or any of its Affiliates.

(c) The Executive further agrees that while he is employed by the Company and during the Non-Competition Period, the Executive will not hire or attempt to hire any employee of the Company or any of its Affiliates, assist in such hiring by any Person, encourage any such employee to terminate his or her relationship with the Company or any of its Affiliates, or solicit or encourage any customer or vendor of the Company or any of its Affiliates to terminate its relationship with them, or, in the case of a customer, to conduct with any Person any business or activity which such customer conducts or could conduct with the Company or any of its Affiliates. The Executive further agrees that while he is employed by the Company and during the Non-Competition Period he shall not make false, misleading or disparaging statements about the Company or any of its Affiliates including, without limitation, their respective products, services, management, employees and customers.

10. Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 7, 8 and 9 hereof. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 7, 8 or 9 hereof, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Section 7, 8 or 9 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

11. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

12. Indemnification. The Company shall indemnify the Executive to the extent provided in its then current Articles or By-Laws. The Executive agrees to promptly notify the Company of any actual or threatened claim arising out of or as a result of his employment with the Company. The Company will maintain Directors & Officers Insurance providing coverage to the Executive for claims made during his employment and for five (5) years thereafter.

13. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 13 and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) “Accrued Benefits” means (i) unpaid Base Salary through the date of termination, (ii) any bonus awarded, but unpaid, for the fiscal year preceding the fiscal year in which termination occurs, (iii) pay for accrued but unused vacation time, and (iv) unreimbursed business expenses owed in accordance with Company policy.

(b) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.

(c) “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by others with whom they compete or do business, or with whom they plan to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or its Affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and those relationships. Confidential Information also includes comparable information that the Company or any of its Affiliates have received belonging to others or which was received by the Company or any of its Affiliates with any understanding that it would not be disclosed.

(d) “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment and during the period of six (6) months immediately following termination of his employment that relate to either the Products or any prospective activity of the Company or any of its Affiliates.

(e) “Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

(f) “Products” mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the Executive’s employment.

14. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

15. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any other Person or transfer all or substantially all of its properties or assets to any other Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

16. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chief Financial Officer, or to such other address as either party may specify by notice to the other actually received.

19. Entire Agreement. This Agreement, constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment.

20. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a expressly authorized representative of the Company.

21. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

23. Governing Law. This is a Delaware contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY:

/S/ M. DAVID JONES	By:	/S/ J.D. WIGGINS
	Title:	Chairman